Exhibit 10.14

AMENDMENT NO. 2 TO LEASE

THIS AMENDMENT NO. 2 TO LEASE (this “Amendment”) is made and entered into as of the Effective Date (as defined below) between Landlord and Tenant named below:

LANDLORD:	WE 150 Munson LLC c/o Winstanley Enterprises LLC 150 Baker Avenue Extension, Suite 303 Concord, MA 01742

TENANT:	Higher One, Inc. 150 Munson Street 25 Science Park New Haven, Connecticut 06511

BUILDING:	150 Munson Street 25 Science Park New Haven, Connecticut

WHEREAS, Landlord and Tenant entered into a Lease dated as of November 1, 2007 (as amended, the “Lease”), by which Tenant initially leased approximately 28,950 rentable square feet of the Building, as more particularly defined in the Lease as the Original Premises; and

WHEREAS, on April 15, 2008, Tenant commenced leasing an additional approximately 16,921 rentable square feet of the Building, as more particularly defined in the Lease as the Expansion Premises, for a total of 45,871 rentable square feet, as set forth in that Rent Commencement Letter dated May 7, 2008; and

WHEREAS, Landlord remeasured the Original Premises and the Expansion Premises and determined that the correct measurements are 29,270 and 17,489 rentable square feet, respectively, for a total of 46,759 rentable square feet; and

WHEREAS, Landlord and Tenant entered into an Amendment No. 1 to Lease dated as of June 5, 2009 (“Amendment No. 1”). whereunder (among other things) the parties revised the rentable square feet of the Premises from 45,871 to 46,759, the Premises was expanded to include an additional 4,391 rentable square feet (the “Additional Expansion Premises”) for a total of 51,150 rentable square feet, Tenant was provided with an improvement allowance for the Additional Expansion Premises, and the term of the Lease was extended; and

WHEREAS, notwithstanding the remeasurement and adjustment of the size of the initial Premises, the parties also agreed in Amendment No. 1 that the adjustment to the Base Rent and Tenant’s Pro Rata Share shall not be effective until December 1, 2009; and

WHEREAS, the cost for the improvements requested by Tenant for the Additional Expansion Premises exceeded the amount of the improvement allowance set forth in Amendment No. 1 by $21,939.79 (the “Additional Expansion Premises Excess Cost”): and

WHEREAS, Landlord and Tenant desire to provide for payment of the Additional Expansion Premises Excess Cost and adjust the commencement dates that are applicable to the remeasured and expanded Premises.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meaning ascribed to each in the Lease.

2. Tenant shall pay Landlord the amount of the Additional Expansion Premises Excess Cost in a lump sum within thirty (30) days of billing by Landlord. The amount of the Additional Expansion Premises Excess Cost shall not be amortized into the Base Rent, and therefore the Rent per RSF as set forth in Amendment No. 1 shall remain unchanged.

3. Tenant shall commence paying Base Rent for the remeasured Original Premises and Expansion Premises on December 1, 2009, and shall commence paying Base Rent for the Additional Expansion Premises on December 11, 2009. Accordingly, notwithstanding anything in Amendment No. 1 to the contrary, commencing on December 1, 2009, the Base Rent shall be as follows:

Period	Rent Per RSF	Annual Base Rent	Monthly Installments
12/01/2009 – 12/10/2009 (Original Premises and Expansion Premises consisting of 46,759 RSF)	$16.46	N/A	$20,689.60 (10 days)
12/11/2009 – 12/31/2009 (Entire Premises consisting of 51,150 RSF)	$16.46	N/A	$47,528.25 (21 days)
Total rent due for December 2009:			$68,217.85
01/01/2010 – 07/31/2011 (Entire Premises consisting of 51,150 RSF)	$16.46	$841,929.00	$70,160.75

4. Section l.(b) is hereby amended as follows:

“ ‘Parking Premises’ means a portion of the property together with a parking garage located at 276 Winchester Avenue and 304 Winchester Avenue, New Haven, Connecticut, a/k/a Tract B-l and Tract B-2, respectively, as more particularly depicted on Exhibit A-2.”

5. Section 1.(l) is hereby amended as follows:

“ ‘Tenant’s Pro Rata Share’ means, initially, 10.95%, which shall increase to 17.34% as of the Expansion Premises Commencement Date (i.e., April 15, 2008), to 17.68% as of December 1, 2009, and then to 19.34% as of December 11, 2009.”

6. Tenant shall have as an appurtenant right to the Premises a right to use on the second to fifth floors of the Parking Premises, on an unreserved bases, parking spaces at a rate of 4 per 1,000 for the Original Premises and the Expansion Premises, plus parking spaces at a rate of 3.68 per 1,000 for the Additional Expansion Premises. Based on the foregoing, the number of parking spaces shall be equal to 187 spaces plus 16 spaces, for a total of 203 spaces. In no event shall Tenant or any Tenant Parties use any of the parking spaces located at the rear of the Building or on the first floor of the Parking Facility. All other provisions of Section 35(a), to the extent not inconsistent with the foregoing, shall remain in full force and effect.

7. Exhibit A-2 of the Lease is hereby deleted and replaced with Exhibit A-2 attached hereto.

8. This Amendment shall be effective as of December 1, 2009, notwithstanding the date of execution.

9. Landlord and Tenant represent and warrant to the other that each has full authority to enter into this Amendment and further agree to hold harmless, defend, and indemnify the other from any loss, costs (including reasonable attorneys’ fees), damages, or claim arising from any lack of such authority.

10. As modified herein, the Lease is hereby ratified and confirmed and shall remain in full force and effect.

11. Landlord and Tenant hereby represent and warrant to the other that each has not dealt with any broker, finder or like agent in connection with this Amendment and each does hereby agree to indemnify and hold the other, its agents and their officers, directors, shareholders, members, partners and employees, harmless of and from any claim of, or liability to, any broker, finder or like agent claiming a commission or fee by reason of having dealt with either party in connection with the negotiation, execution or delivery of this Amendment, and all expenses related thereto, including, without limitation, reasonable attorneys’ fees and disbursements.

12. This Amendment constitutes the entire agreement by and between the parties hereto and supersedes any and all previous agreements, written or oral, between the parties. No modification or amendment of this Amendment shall be effective unless the same shall be in writing and signed by the parties hereto. The provisions of this Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

13. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. This Amendment shall become effective when duly executed and delivered by all parties hereto.

(Signatures on following page)

IN WITNESS WHEREOF, Landlord and Tenant have signed this Amendment No. 2 to Lease as of the day and year first above written.

Landlord:	WE 150 MUNSON LLC

	By:	WE Science Park LLC Its Manager

		By:	WE Science Park Holdings LLC Its Manager

			By:	Winstanley Enterprises LLC Its Manager

				By:	/s/ Carter J. Winstanley
Name: Carter J. Winstanley
Title: A Manager

Tenant:	HIGHER ONE, INC.

	By:	/s/ Mark Volchek
Name: Mark Volchek
Title: CFO

EXHIBIT A-2

PARKING PREMISES

LEGEND
PARKING GARAGE
F.F.=47.50
90,100 S.F.
WINCHESTER AVENUE
MUNSON STREET
NOTE:
SCIENCE PARK
PARKING GARAGE - ARGYLE STREET
216 WINCHESTER AVE.
NEW HAVEN, CT
BL Companies
Konover
CSK-04